UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 12, 2026

NGL ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35172	27-3427920
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6120 South Yale Avenue

Suite 1300

Tulsa, Oklahoma 74136
(Address of principal executive offices)(Zip Code)

(918) 481-1119
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common units representing Limited Partner Interests	NGL	New York Stock Exchange
Fixed-to-floating rate cumulative redeemable perpetual preferred units	NGL-PB	New York Stock Exchange
Fixed-to-floating rate cumulative redeemable perpetual preferred units	NGL-PC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

New Term Loan

On March 12, 2026, NGL Energy Partners LP (“Partnership”) entered into a new term loan credit agreement, dated March 12, 2026 (the “Term Loan Credit Agreement”), by and among Partnership, NGL Energy Operating LLC (“Operating LLC”), a wholly owned subsidiary of Partnership, as borrower, Barclays Bank PLC, as administrative agent and collateral agent, and the lenders party thereto, which provides for a $950.0 million term loan (the “Term Loan”). Operating LLC is the borrower under the Term Loan, and Partnership and certain of Partnership’s direct and indirect wholly owned subsidiaries are the guarantors under the Term Loan. Operating LLC used the proceeds of the Term Loan, among other things, to pay off the term loan credit agreement, dated as of February 2, 2024, by and among Partnership, Operating LLC, as borrower, The Toronto Dominion (Texas) LLC, as administrative agent and collateral agent, and the lenders party thereto. Operating LLC also expects to use such proceeds to redeem, repurchase or otherwise retire a portion of Partnership’s outstanding Class D Preferred Units.

The Term Loan is scheduled to mature on March 11, 2033 and will amortize in equal quarterly installments in aggregate amounts equal to 1.0% of the original principal amount of the Term Loan beginning with the fiscal quarter ending June 30, 2026, with the balance payable on maturity. Amounts borrowed and repaid under the Term Loan will bear interest at a SOFR-based rate (with such customary provisions under the Term Loan providing for the replacement of SOFR with any successor rate) or an alternate base rate, in each case plus an applicable margin. The applicable margin for alternate base rate loans varies from 2.25% to 2.50% and the applicable margin for SOFR-based loans varies from 3.25% to 3.50%, in each case, depending on Partnership’s consolidated first lien net leverage ratio.

The Term Loan Credit Agreement allows Operating LLC to voluntarily prepay the Term Loan at any time without premium or penalty other than (a) customary “breakage” costs and (b) a premium of 1% of the principal amount so prepaid, if such prepayment occurs prior to the six-month anniversary of the Term Loan closing date in connection with certain repricing transactions. The Term Loan Credit Agreement contains customary mandatory prepayment requirements, including mandatory prepayments as a result of (a) excess cash flow (subject to certain customary exceptions and thresholds), (b) asset sales (subject to reinvestment rights and certain customary exceptions and thresholds) and (c) the incurrence of non-permitted indebtedness.

The Term Loan Credit Agreement permits Operating LLC to request, from time to time, (a) increases in the Term Loan, and/or (b) the establishment of new tranches of incremental term loans, in an aggregate principal amount of up to the greater of $350 million and 50% of consolidated EBITDA plus such additional amounts depending upon satisfaction of certain ratio tests and other conditions, in each case subject to commitments from lenders and customary conditions.

The Term Loan Credit Agreement requires that certain of the Partnership’s subsidiaries that the Partnership may form or acquire in the future provide a guarantee of, and also grant a lien on their assets to secure, the obligations owing in respect of the Term Loan.

The Term Loan Credit Agreement contains various affirmative and negative covenants, including financial reporting requirements and limitations on indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of assets, distributions and other restricted payments, investments (including acquisitions) and transactions with affiliates. The Term Loan Credit Agreement requires that Partnership maintain, on a quarterly basis and beginning with the fiscal quarter ending June 30, 2026, a debt service coverage ratio of no less than 1.10:1.00. Events of default under the Term Loan Credit Agreement are customary for facilities of this type including, among other things, the failure to pay principal, interest or fees, the failure to observe or perform any material covenant contained in the Term Loan Credit Agreement, material misrepresentation under or in connection with the Term Loan Credit Agreement, cross-default to certain material indebtedness, entry of judgments in a material amount, a change of control and the institution of any bankruptcy or insolvency proceedings.

All of the obligations under the Term Loan Credit Agreement are secured by a first-priority basis by liens on the Notes-TLB Priority Collateral and by a second-priority basis by liens on the ABL Priority Collateral, in each case, subject to certain exceptions and permitted liens as described in the Term Loan Credit Agreement.

The above description of the Term Loan Credit Agreement is a summary only and is subject to, and qualified entirely by, the Term Loan Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

ABL Amendment

On March 12, 2026, Partnership entered into that certain Seventh Amendment to Credit Agreement (the “ABL Amendment”), by and among Operating LLC, as borrower, Partnership, certain of Partnership’s direct and indirect wholly owned subsidiaries, as guarantors, JPMorgan Chase Bank, N.A., as administrative agent, and the financial institutions party thereto as lenders, which amends the terms of Partnership’s existing asset-based revolving credit facility (the “ABL Facility”).

The ABL Amendment amends the ABL Facility to (i) reduce the aggregate amount of commitments thereunder from $475.0 million to $425.0 million, (ii) reduce both the sub-limit for letters of credit, and the aggregate amount that the commitments thereunder may be increased, from $200.0 million to $100.0 million, (iii) reduce the applicable interest rate margins for loans thereunder to a range of between 2.00% to 2.50% for SOFR-based loans and 1.00% to 1.50% for alternate base rate loans, in each case depending on Partnership’s fixed charge coverage ratio in effect from time to time, (iv) reduce the commitment fees payable thereunder to 0.375% per annum, subject to a further reduction to 0.25% per annum if Partnership’s fixed charge coverage ratio in effect from time to time is greater than or equal to 1.75:1.00 and (v) make certain other changes to the terms thereof.

The above description of the ABL Facility and the ABL Amendment is a summary only and is subject to, and qualified entirely by, the ABL Amendment, which is filed as Exhibit 10.2 to this Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereto under the captions “New Term Loan” and “ABL Amendment” is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On March 12, 2026, Partnership issued a press release announcing the closing of the Term Loan. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

The information in Item 7.01 of this Form 8-K, including Exhibit 99.1 attached hereto, is being “furnished” pursuant to Item 7.01 and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and is not incorporated by reference into any Partnership filing, whether made before or after the date hereof, regardless of any general incorporated language in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Term Loan Credit Agreement, dated as of March 12, 2026, by and among NGL Energy Operating LLC, NGL Energy Partners LP, Barclays Bank PLC, as administrative agent, collateral agent and a lender, and certain financial institutions party thereto.
10.2	Seventh Amendment to Credit Agreement, dated as of March 12, 2026, by and among NGL Energy Operating LLC, NGL Energy Partners LP, the guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain financial institutions party thereto.
99.1	Press release dated March 12, 2026.
101	Cover Page formatted as Inline XBRL.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NGL Energy Partners LP

By: NGL Energy Holdings LLC,
its general partner

Date: March 12, 2026	By:	/s/ Bradley P. Cooper
Bradley P. Cooper
Chief Financial Officer